Exhibit 99.1

PZENA INVESTMENT MANAGEMENT, INC.

REPORTS RESULTS FOR THE FIRST QUARTER OF 2020

•	Assets under management ends the first quarter at $26.8 billion.
•	Q1 2020 revenue decreases 7 percent to $34.7 million from Q1 2019.
•	Q1 2020 GAAP diluted earnings per share decreases to $0.00.
•	Board declares a quarterly dividend of $0.03 per share.

NEW YORK, April 21, 2020 - Pzena Investment Management, Inc. (NYSE: PZN) reported the following U.S. Generally Accepted Accounting Principles (GAAP) basic and diluted net income and earnings per share for the three months ended March 31, 2020 and 2019 (in thousands, except per-share amounts):

	GAAP Basis
	For the Three Months Ended March 31,
	2020	2019
	(unaudited)
Basic Net Income	$—	$3,102
Basic Earnings per Share	$—	$0.17

Diluted Net Income[1]	$—	$12,808
Diluted Earnings per Share[1]	$—	$0.17

1 During the three months ended March 31, 2020, the calculation of GAAP diluted earnings per share resulted in an increase in earnings per share. Therefore, diluted net income and diluted earnings per share are assumed to be equal to basic net income and basic earnings per share.

GAAP diluted net income and GAAP diluted earnings per share were both zero for the three months ended March 31, 2020, and $12.8 million and $0.17, respectively, for the three months ended March 31, 2019.

In evaluating the results of operations, management also reviews adjusted measures of earnings, which are adjusted to exclude accounting items that add a measure of non-operational complexity which obscures the underlying performance of the business. For the three months ended March 31, 2020 and 2019, no adjustments were made to GAAP earnings. For the three months ended December 31, 2019, earnings were adjusted to exclude non-recurring Compensation and Benefits expenses related primarily to the issuance of certain unit-based and other awards to a number of the firm’s key contributors pursuant to the terms of our equity incentive plans, in addition to costs related to certain employee departures. Management uses the as adjusted measures to assess the strength of the underlying operations of the business. It believes the as adjusted measures provide information to further analyze the Company's operations between periods and over time. Furthermore, management targets a cash dividend payout ratio at approximately 60% to 70% of our as adjusted diluted net income, subject to growth initiatives and other funding needs. Investors should consider the as adjusted measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

Net income for diluted earnings per share generally assumes all operating company membership units are converted into Company stock at the beginning of the reporting period, and the resulting change to Company net income associated with its increased interest in the operating company is taxed at the Company's effective tax rate, exclusive of the adjustments noted above and other adjustments.  When this conversion results in an increase in earnings per share or a decrease in loss per share, diluted net income and diluted earnings per share are assumed to be equal to basic net income and basic earnings per share for the reporting period.

Assets Under Management (unaudited)
($ billions)
	For the Three Months Ended			For the Twelve Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2020	2019	2019	2020	2019
Separately Managed Accounts
Assets
Beginning of Period	$16.4	$13.7	$12.6	$13.8	$14.6
Inflows	0.4	1.3	1.2	2.3	2.5
Outflows	(0.3)	(0.3)	(1.1)	(1.2)	(2.4)
Net Flows	0.1	1.0	0.1	1.1	0.1
Market Appreciation/(Depreciation)	(5.7)	1.7	1.1	(4.1)	(0.9)
End of Period	$10.8	$16.4	$13.8	$10.8	$13.8

Sub-Advised Accounts
Assets
Beginning of Period Assets	$22.4	$19.8	$18.8	$21.0	$21.3
Inflows	0.8	1.2	1.0	2.8	3.4
Outflows	(0.8)	(0.7)	(0.7)	(3.5)	(2.4)
Net Flows	—	0.5	0.3	(0.7)	1.0
Market Appreciation/(Depreciation)	(8.1)	2.1	1.9	(6.0)	(1.3)
End of Period	$14.3	$22.4	$21.0	$14.3	$21.0

Pzena Funds
Assets
Beginning of Period Assets	$2.4	$2.3	$2.0	$2.3	$1.8
Inflows	0.2	0.1	0.2	0.5	0.9
Outflows	(0.1)	(0.2)	(0.1)	(0.4)	(0.3)
Net Flows	0.1	(0.1)	0.1	0.1	0.6
Market Appreciation/(Depreciation)	(0.8)	0.2	0.2	(0.7)	(0.1)
End of Period	$1.7	$2.4	$2.3	$1.7	$2.3

Total
Assets
Beginning of Period	$41.2	$35.8	$33.4	$37.1	$37.7
Inflows	1.4	2.6	2.4	5.6	6.8
Outflows	(1.2)	(1.2)	(1.9)	(5.1)	(5.1)
Net Flows	0.2	1.4	0.5	0.5	1.7
Market Appreciation/(Depreciation)	(14.6)	4.0	3.2	(10.8)	(2.3)
End of Period	$26.8	$41.2	$37.1	$26.8	$37.1

Financial Discussion

Revenue (unaudited)
($ thousands)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Separately Managed Accounts	$18,696	$20,250	$18,596
Sub-Advised Accounts	12,709	14,197	15,007
Pzena Funds	3,274	3,981	3,807
Total	$34,679	$38,428	$37,410

Revenue was $34.7 million for the first quarter of 2020, a decrease of 9.8% from $38.4 million for the fourth quarter of 2019, and a decrease of 7.3% from $37.4 million for the first quarter of 2019.

There were no performance fees recognized in the first quarter of 2020 and the fourth quarter of 2019, compared to $0.4 million for the first quarter of 2019.

Average assets under management for the first quarter of 2020 were $35.4 billion, decreasing 7.1% from $38.1 billion for the fourth quarter of 2019, and decreasing 1.9% from $36.1 billion for the first quarter of 2019.  The decrease from the fourth and first quarters of 2019 primarily reflects market depreciation during the first quarter of 2020.

The weighted average fee rate was 0.391% for the first quarter of 2020, decreasing from 0.404% for the fourth quarter of 2019, and from 0.414% for the first quarter of 2019.

The weighted average fee rate for separately managed accounts was 0.526% for the first quarter of 2020, decreasing from 0.541% for the fourth quarter of 2019, and from 0.550% for the first quarter of 2019. The decrease from the fourth and first quarters of 2019 reflects a shift in assets to strategies that typically carry lower fee rates.

The weighted average fee rate for sub-advised accounts was 0.266% for the first quarter of 2020, decreasing from 0.273% for the fourth quarter of 2019 and from 0.295% for the first quarter of 2019. Certain accounts related to one retail client relationship have fulcrum fee arrangements. These fee arrangements require a reduction in the base fee or allow for a performance fee if the relevant investment strategy underperforms or outperforms, respectively, the agreed-upon benchmark over the contract's measurement period, which extends to three years.  During the first quarter of 2020, fourth quarter of 2019, and first quarter of 2019 we recognized a $1.0 million, $0.8 million, and $0.2 million reduction in base fees, respectively, related to one client relationship. To the extent the three-year performance record of this account fluctuates relative to its relevant benchmark, the amount of base fees recognized may vary. The impact of these fulcrum fee arrangements is reflected in the decrease of the weighted average fee rate from the fourth and first quarters of 2019.

The weighted average fee rate for Pzena funds was 0.625% for the first quarter of 2020, decreasing from 0.690% for the fourth quarter of 2019, and from 0.679% for the first quarter of 2019. The decrease from the fourth and first quarters of 2019 reflects an increase in fund expense cap reimbursements recognized during the first quarter of 2020, which are presented net against revenue. The remainder of the decrease from the fourth and first quarters of 2019 reflects a shift in assets in products that generally carry lower fee rates.

Total operating expenses were $23.6 million for the first quarter of 2020, decreasing from $43.7 million for the fourth quarter of 2019 and increasing from $21.2 million for the first quarter of 2019. The decrease from the fourth quarter of 2019 reflects the absence of a one-time expense relating to the issuance of certain unit-based awards and a reduction in the costs related to employee departures offset by headcount growth.  The increase from the first quarter of 2019 reflects an increase in headcount and the cost of employee departures offset by a decrease in the bonus accrual.

Operating Expenses (unaudited)
($ thousands)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Compensation and Benefits Expense	$19,140	$38,889	$17,189
General and Administrative Expense	4,422	4,787	4,027
Operating Expenses	$23,562	$43,676	$21,216

As of March 31, 2020, employee headcount was 120, up from 115 at December 31, 2019, and from 110 at March 31, 2019.

The operating margin was 32.1% for the first quarter of 2020, compared to -13.7% for the fourth quarter of 2019, and 43.3% for the first quarter of 2019. The as adjusted operating margin for the fourth quarter of 2019 was 45.5%. The decrease in operating margin from the fourth and first quarters of 2019 is primarily driven by the decrease in revenue.

Other (expense)/ income was an expense of approximately $9.4 million for the first quarter of 2020, income of $3.2 million for the fourth quarter of 2019, and income of $1.8 million for the first quarter of 2019.

Other (expense)/ income primarily reflects the fluctuations in the (losses)/ gains and other investment income recognized by the Company on its direct equity investments, the majority of which are held to satisfy obligations under its deferred compensation plan.  Other (expense)/ income also includes a portion of (losses)/ gains and other investment income recognized by external investors on their investments in investment partnerships that the Company consolidates, which are offset in net income attributable to non-controlling interests.

Other Income/ (Expense) (unaudited)
($ thousands)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Net Interest and Dividend Income	$240	$361	$279
Gains/ (Losses) and Other Investment Income	(9,510)	2,738	1,595
Other (Expense)/ Income	(86)	114	(55)
GAAP Other (Expense)/ Income	(9,356)	3,213	1,819
Outside Interests of Investment Partnerships[1]	314	(274)	(128)
As Adjusted Other (Expense)/ Income, Net of Outside Interests	$(9,042)	$2,939	$1,691

[1]	Represents the non-controlling interest allocation of the income of the Company's consolidated investment partnerships to its external investors.

The Company recognized income tax expenses of $1.0 million for the first quarter of 2020, $1.6 million for the fourth quarter of 2019, and $2.1 million for the first quarter of 2019.  Tax expense for the fourth quarter of 2019 also includes the impact of $22.7 million of non-recurring expenses. Corporate tax expense for the fourth quarter of 2019 as adjusted was $1.4 million.

Details of the income tax expense are shown below:

Income Tax Expense (unaudited)
($ thousands)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Corporate Income Tax Expense	$371	$968	$1,365
Unincorporated and Other Business Tax Expense	621	674	706
GAAP Income Tax Expense	$992	$1,642	$2,071

Details of the net income attributable to non-controlling interests of the Company's operating company and consolidated subsidiaries are shown below:

GAAP Non-Controlling Interests (unaudited)
($ thousands)
	For the Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Operating Company Allocation	$1,083	$(2,469)	$12,712
Outside Interests of Investment Partnerships[1]	(314)	274	128
GAAP Net Income Attributable to Non-Controlling Interests	$769	$(2,195)	$12,840

[1]	Represents the non-controlling interest allocation of the income of the Company's consolidated investment partnerships to its external investors.

The operating company allocation as adjusted for the impact of the $22.7 million in non-recurring expenses during the fourth quarter of 2019 was $14.5 million.

On April 21, 2020, the Company's Board of Directors approved a quarterly dividend of $0.03 per share of its Class A common stock.  The following dates apply to the dividend:

Record Date:May 1, 2020

Payment Date:May 22, 2020

During the last twelve months, inclusive of the dividend noted above, the Company declared total dividends of $0.55 per share of its Class A common stock.

First Quarter 2020 Earnings Call Information

Pzena Investment Management, Inc. (NYSE: PZN) will hold a conference call to discuss the Company's financial results and outlook at 10:00 a.m. ET, Wednesday, April 22, 2020.  The call will be open to the public.

Webcast Instructions: To gain access to the webcast, which will be "listen-only," go to the Events page in the Investor Relations area of the Company's website, www.pzena.com.

Teleconference Instructions: To gain access to the conference call via telephone, U.S. callers should dial 844-378-6482; Canada callers should dial 855-669-9657; international callers should dial 412-317-5106.  Please reference the Pzena Investment Management call.

Replay: The conference call will be available for replay through May 6, 2020, on the web using the information given above.

About Pzena Investment Management

Pzena Investment Management, LLC, the firm's operating company, is a value-oriented investment management firm.  Founded in 1995, Pzena Investment Management has built a diverse, global client base.  More firm and stock information is posted at www.pzena.com.

Forward-Looking Statements

This press release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements provide the Company’s current views, expectations, or forecasts of future events and performance, and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Among the factors that could cause actual results to differ from those expressed or implied by a forward-looking statement are those described in the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K, as filed with the SEC on March 9, 2020 and in the Company's Quarterly Reports on Form 10-Q as filed with the SEC. These risk factors include a pandemic or health crisis, including the COVID-19 pandemic, and its impact on financial institutions, the global economic or capital markets as well as Pzena’s products, clients, vendors and employees, and Pzena’s results of operations, the full extent of which may be unknown. In light of these risks, uncertainties, assumptions, and factors, actual results could differ materially from those expressed or implied in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this release.

The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any forward-looking statements to reflect circumstances existing after the date of this release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact: Jessica Doran, 212-355-1600 or doran@pzena.com.

PZENA INVESTMENT MANAGEMENT, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands)

	As of
	March 31,	December 31,
	2020	2019
	(unaudited)
ASSETS
Cash and Cash Equivalents	$20,527	$52,480
Restricted Cash	1,040	1,036
Due from Broker	14	149
Advisory Fees Receivable	29,241	32,887
Investments	24,565	55,934
Prepaid Expenses and Other Assets	5,926	4,876
Right-of-use Assets	13,264	13,860
Deferred Tax Asset	31,606	32,683
Property and Equipment, Net of Accumulated
Depreciation of $3,974 and $4,765, respectively	5,274	5,547
TOTAL ASSETS	$131,457	$199,452

LIABILITIES AND EQUITY
Liabilities:
Accounts Payable and Accrued Expenses	$21,206	$44,713
Due to Broker	6	40
Liability to Selling and Converting Shareholders	28,652	28,652
Lease Liabilities	13,627	14,235
Deferred Compensation Liability	838	3,600
Other Liabilities	—	2
TOTAL LIABILITIES	64,329	91,242

Equity:
Total Pzena Investment Management, Inc.'s Equity	21,912	31,444
Non-Controlling Interests	45,216	76,766
TOTAL EQUITY	67,128	108,210
TOTAL LIABILITIES AND EQUITY	$131,457	$199,452

PZENA INVESTMENT MANAGEMENT, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per-share amounts)

	For the Three Months Ended
	March 31,
	2020	2019
REVENUE	$34,679	$37,410

EXPENSES
Compensation and Benefits Expense	19,140	17,189
General and Administrative Expense	4,422	4,027
TOTAL OPERATING EXPENSES	23,562	21,216
Operating Income	11,117	16,194

Other Income	(9,356)	1,819

Income Before Taxes	1,761	18,013

Income Tax Expense	992	2,071
Consolidated Net Income	769	15,942

Less: Net Income Attributable to Non-Controlling Interests	769	12,840

Net Income Attributable to Pzena Investment Management, Inc.	$—	$3,102

Earnings per Share - Basic and Diluted Attributable to Pzena Investment Management, Inc. Common Stockholders:

Net Income for Basic Earnings per Share	$—	$3,102
Basic Earnings per Share	$—	$0.17
Basic Weighted Average Shares Outstanding	17,790,184	18,278,773

Net Income for Diluted Earnings per Share[1]	$—	$12,808
Diluted Earnings per Share[1]	$—	$0.17
Diluted Weighted Average Shares Outstanding	79,583,147	74,258,120

1 During the three months ended March 31, 2020, the calculation of GAAP diluted earnings per share resulted in an increase in earnings per share. Therefore, diluted net income and diluted earnings per share are assumed to be equal to basic net income and basic earnings per share.